EXHIBIT 99.2

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY TO ACQUIRE A LEADING TEXAS-BASED CONCRETE CONSTRUCTION COMPANY

THE WOODLANDS, TX – March 9, 2017 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or the "Company”) today announced that it has signed a definitive agreement to purchase Denton, TX-based Tealstone Construction for approximately $85 million, subject to specified post-closing adjustments. Sterling plans to finance the transaction through a combination of seller financing, common stock, and new debt.

Tealstone is a market leader in commercial and residential concrete construction in the Dallas-Fort Worth Metroplex. The company serves commercial contractors and multi-family developers, as well as national homebuilders in Texas and Oklahoma. The transaction is expected to close in the second quarter of 2017 and is contingent on customary closing conditions including a new $85 million credit financing and regulatory approvals.

Tealstone Highlights

•	Focuses on concrete construction of commercial buildings, elevated slabs, multi-family and residential housing foundations and serves commercial contractors, multi-family developers and leading homebuilders
•	Provides Sterling with diversification of revenue streams, a broader range of customers, operational synergies and expanded project opportunities.
•	Double-digit business growth generating double-digit margins.
•	Potential to expand into other regions where Sterling has a major presence.
•	Transaction expected to be accretive to EPS and generate substantial free cash flow in 2017.
•	Financing the acquisition through a combination of $15 million of seller financing, 1,882,058 shares of Sterling common stock, and $55 million of debt from Sterling’s new $85 million credit facility, which will replace our existing facility.

On a pro forma basis, assuming the Tealstone acquisition had been completed on January 1, 2016, the full-year incremental consolidated revenues, net income and earnings per common share to Sterling would have been approximately $165 million, $8 to $10 million and $0.30 to $0.37, respectively. The 2016 pro forma adjustments include estimated financing and acquisition-related purchase accounting costs and the impact from issuing 1,882,058 shares of common stock. The pro forma 2016 average common shares outstanding totals approximately 27 million.

Joe Cutillo, Sterling’s recently-appointed President and former EVP of Strategy and Business Development, stated, “The acquisition of Tealstone is well aligned with our growth strategy and meets our criteria for expanding into adjacent markets while improving margins, and diversifying our revenue sources and customer base. More specifically, we expect Tealstone’s expertise in concrete construction to enable us to increase our penetration into the Texas market for commercial projects by strengthening our ability to win attractive airport, parking garage and other, non-heavy highway opportunities throughout the state. Additionally, we believe that this acquisition will allow us to enhance the profitability of our Texas road work given Tealstone’s unique capabilities in the construction of curbs, sidewalks and driveways, which are often a meaningful portion of the costs to complete roadway projects.”

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii, and other states in which there are construction opportunities. Its transportation infrastructure projects include highways, roads, bridges, airfields, ports and light rail. Its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620